Exhibit 4.16







                    Empresas Tolteca de Mexico, S.A. de C.V.
                           Ave. Constitucion 444 Pte.
                              Monterrey, N.L. 64000
                                     Mexico



Amendment No. 1 to Confirmation
dated December 13, 2002
between Empresas Tolteca
de Mexico, S.A. de C.V. and
Credit Suisse First Boston International
(Transaction Reference No. 8118223)



                                                    October 15, 2003

Ladies and Gentlemen:

Reference is hereby made to (i) the ISDA Master Agreement dated as of December 13, 1999 and the Confirmation thereunder dated December 13, 2002 (the CONFIRMATION), each between you and us, and the Calculation Agency and Interbank Agreement between you, us, Citibank, N.A. as Calculation Agent and the other Participants listed therein dated as of December 13, 1999, as amended by Amendment No. 1 thereto dated as of December 13, 2002 (as amended, the CALCULATION AGENCY AND INTERBANK AGREEMENT and, together with the Confirmation, the FORWARD TRANSACTION AGREEMENT), (ii) an Escrow Agreement dated as of September 26, 2003 (the ESCROW AGREEMENT) between you, Cemex, S.A. de C.V., us, Citibank, N.A., as Escrow Agent, Citibank, N.A., acting through its Emerging Markets and Sales Group, as Designated Selling Shareholder, and the other depositors referred to therein and (iii) a Share Purchase Agreement to be entered into (the ESPANA SHARE PURCHASE AGREEMENT) between you and us, pursuant to which you will agree to sell, and we will agree to buy, the Specified Number of Espana Shares. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Confirmation, or if not defined therein, in the Calculation Agency and Interbank Agreement. For purposes of the Confirmation and the Calculation Agency and Interbank Agreement, references herein to "Espana" shall be deemed to be references to "Valenciana".

Notwithstanding the provisions of Paragraphs 5 and 6 of the First Confirmation, you and we agree as follows:

1. In the event that, prior to October 30, 2003, (a) Bank enters into one or more underwriting agreements with Cemex, Credit Suisse First Boston LLC (the UNDERWRITER), other underwriters specified therein and the other Participants providing for the sale of Cemex ADS and/or Ordinary Participation Certificates and (b) Underwriter and Cemex deliver the Initial Closing Delivery Instructions (as defined in the Escrow Agreement), the Transaction will terminate with respect to the Specified Number of Cemex ADS and the Specified Number of Espana Shares on October 29, 2003 (such date, for purposes hereof, the NET CASH SETTLEMENT TERMINATION DATE). In the event that less than the Specified Number of Cemex ADS are sold in connection with the initial closing of the Global Offering (as defined in the Escrow Agreement) or in connection with the exercise by the Underwriter of the Over-Allotment Option (as defined in the Escrow Agreement), we agree to purchase, or cause a third-party to purchase, the remaining Specified Number of Cemex ADS for settlement on or prior to the Net Cash Settlement Termination Date.

         On the Net Cash Settlement Termination Date, (a) if the Final Payment Amount is a positive number, Bank shall pay to Counterparty the Final Payment Amount and (b) if the Final Payment Amount is a negative number, Counterparty shall pay the absolute value of the Final Payment Amount to Bank.

For purposes of this paragraph 1,

(i) the FINAL PAYMENT AMOUNT shall be an amount equal to (a) the Net Cash Settlement Amount MINUS (b) the sum of all Advance Payments (as defined below) made to Counterparty;

(ii) the NET CASH SETTLEMENT AMOUNT shall be an amount equal to (a) the Cemex ADS Total Purchase Price PLUS (b) the Espana Value on the Valuation Date immediately preceding the Net Cash Settlement Termination Date MULTIPLIED BY the Specified Number of Espana Shares MINUS (c) the Adjusted Forward Payment Amount as of the Net Cash Settlement Termination Date MINUS (d) the sum of all Transfer Payments (as defined below) made to Bank in accordance with the Escrow Agreement;

(iii)    the CEMEX ADS TOTAL PURCHASE PRICE shall be an amount determined by
         (1) multiplying (A) the number of Cemex ADS sold (or the number of Cemex ADS representing Ordinary Participation Certificates sold) in connection with each sale by Bank of a portion of the Specified Number of Cemex ADS (or the underlying Ordinary Participation Certificates) by (B) the price at which such Cemex ADS were sold (or, in the case of a sale of Ordinary Participation Certificates, the price at which Ordinary Participation Certificates represented by one Cemex ADS were sold (converted at the exchange rate at which the proceeds from such sale are converted to USD in accordance with the Escrow Agreement)) and (2) summing the amounts determined pursuant to clause (1); and

(iv) the amounts transferred to Bank in accordance with the Escrow Agreement (each such transfer, a TRANSFER PAYMENT) in connection with each sale by Bank of a portion of the Specified Number of Cemex ADS on and after the initial closing of the Global Offering shall be deemed to be Advanced Forward Payment Amounts for purposes of determining the Adjusted Forward Payment Amount, except that the FV2 with respect to such amounts shall be determined using a Swap Rate based on USD-LIBOR-BBA for deposits with a maturity closest to the period of time from the date on which such amount is transferred to Bank to the Termination Date.

Upon payment of the Final Payment Amount, (i) Bank shall have no obligation under the Forward Transaction Agreement to deliver the Specified Number of Cemex ADS and the Specified Number of Espana Shares to Counterparty and Counterparty shall have no obligation to pay to Bank the Adjusted Forward Payment Amount and
(ii) the Forward Transaction Agreement and any voting agreement entered into by or on behalf of the Bank with respect to the Cemex ADS and/or the Espana Shares shall be terminated.

2. In connection with each sale by Bank of Cemex ADS from and including the initial closing of the Global Offering to but excluding the Net Cash Settlement Termination Date, Bank agrees to advance to Counterparty (each such advance, an ADVANCE PAYMENT), as specified in the Escrow Agreement, an amount equal to the amount by which the aggregate proceeds from such sale and all prior sales of Cemex ADS exceed the Adjusted Forward Payment Amount on the date of such sale.

3. Counterparty hereby agrees to indemnify Bank, upon demand, for losses or expenses incurred by Bank in the event that, in connection with a proposed sale of Cemex ADS, Bank terminates any agreement pursuant to which it has hedged its position under the Forward Transaction Agreement in the Eurodollar market and such sale (whether as the result of a Settlement Disruption Event or otherwise) does not occur.

We are seeking to obtain the same agreements from the other Participants, and this letter shall not become effective until each other Participant has delivered a signed letter in substantially the same form as this letter.

This letter shall be construed in accordance with, and this letter and all matters arising out of or relating in any way whatsoever to this letter (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York. Except as provided herein, the Forward Transaction Agreement remains unchanged.

Please indicate your agreement to the terms of this letter by executing this letter below and returning it to us.

                                     Very truly yours,

                                     Empresas Tolteca de Mexico, S.A. de C.V.



                                     By: /s/ Rodrigo Trevino
                                         ______________________________
                                         Name:  Rodrigo Trevino
                                         Title: Chief Financial Officer



Accepted and Agreed:

Credit Suisse First Boston International



By:  /s/ Andrew Walton
     ___________________________
     Name:  Andrew Walton
     Title: Director



By: /s/ Konstantin Orlov
    ___________________________
     Name:  Konstantin Orlov
     Title: Director